CERTIFICATE OF VICE PRESIDENT

T. ROWE PRICE INDEX TRUST, INC.

Pursuant to Rule 306 of Regulation S-T

I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price Index Trust, Inc.
(the "Funds"), do hereby certify that the prospectus for the Funds has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Funds this April 22, 2004.

T. Rowe Price Index Trust, Inc.

(Seal) /s/Henry H. Hopkins

Henry H. Hopkins, Vice President